EXHIBIT 99 (d)



             FORM 11-K INFORMATION FOR THE CP NATIONAL CORPORATION

                         INCENTIVE THRIFT SAVINGS PLAN

                 FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1993

                              REQUIRED INFORMATION



     The CP National Corporation Incentive Thrift Savings Plan
(the "Plan") is subject to the Employee Retirement Income
Security Act of 1974.

     Item 4. In lieu of the requirements of Items 1, 2 and 3 of Form 11-K, the following financial statements of the Plan are being filed as Exhibit 99(d) to this Report:

     1.   Report of Independent Public Accountants

     2. Statements of Net Assets Available for Plan Benefits as of December 31, 1994 and 1993.

     3.   Statements of Changes in Net Assets Available for Plan
          Benefits for the years ended December 31, 1994 and 1993.

     4. Notes to Financial Statements as of December 31, 1994 and 1993.

     5.   Schedule of Reportable Transactions for the year ended
          December 31, 1994

     The Consent of Independent Public Accountants to the inclusion of the foregoing financial statements herein is being filed as Exhibit 23 to this Report.

                                 EXHIBIT 99 (d)



             FORM 11-K INFORMATION FOR THE CP NATIONAL CORPORATION

                         INCENTIVE THRIFT SAVINGS PLAN

                 FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1993

                         CP NATIONAL CORPORATION
                      INCENTIVE THRIFT SAVINGS PLAN





              FINANCIAL STATEMENTS AND SUPPLEMENTAL SCHEDULE for the years ended December 31, 1994 and 1993
          Together with Report of Independent Public Accountants

                 REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


     To the Administrative Committee of
       CP National Corporation Incentive
       Thrift Savings Plan:

          We have audited the accompanying statements of net assets available for plan benefits of CP National Corporation Incentive Thrift Savings Plan as of December 31, 1994 and 1993, and the related statements of changes in net assets available for plan benefits for the years ended December 31, 1994 and 1993. These financial statements and the supplemental schedule referred to below are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements and supplemental schedule based on our audits.

          We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

          In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for plan benefits of the Plan as of December 31, 1994 and 1993, and the changes in net assets available for plan benefits for the years ended December 31, 1994 and 1993, in conformity with generally accepted accounting principles.

          Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental Schedule of Reportable Transactions is presented for purposes of additional analysis and is not a required part of the basic financial statements but is supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplemental schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

                                                /s/ Arthur Andersen LLP

     Little Rock, Arkansas,
     April 12, 1995.

                                                                  CP NATIONAL CORPORATION
                                                               INCENTIVE THRIFT SAVINGS PLAN

                                                   STATEMENTS OF NET ASSETS AVAILABLE FOR PLAN BENEFITS
                                                              As of December 31, 1994 and 1993



                                            December 31,                               December 31, 1993
                                               1994                      FEDERATED
                                                                           STOCK &                            ALLTEL
                                                       AGM       GROWTH     BOND      STOCK       GIC         STOCK          TOTAL

ASSETS

Investments, at fair value (Notes 1 and 4):
  Federated Money Market Fund -
  Automated Government Money Trust
   (768,128 shares, cost $768,128 in 1993) $      -    $768,128 $     -  $      -  $      -   $     -   $         -     $   768,128

  Federated Growth Trust
   (11,278 shares, cost $300,333 in 1993)         -         -     271,454       -         -         -             -         271,454

  Federated Stock & Bond Fund, Inc.
   (17,772 shares, cost $234,871 in 1993)         -         -         -     296,606       -         -             -         296,606

  Federated Stock Trust
   (16,596 shares, cost $394,091 in 1993)         -         -         -         -     422,379       -             -         422,379

  Federated Capital Preservation Fund -
  FKA Federated GIC
   (19,009 shares, cost $190,093 in 1993)         -         -         -         -         -     190,093           -         190,093

  ALLTEL Corporation Common Stock Fund
   (660,083 shares, cost $7,092,170 in 1993)      -         -         -         -         -         -      19,472,449    19,472,449



     Total investments                            -     768,128   271,454   296,606   422,379   190,093    19,472,449    21,421,109


Cash                                              -           3         1       -           2         1         1,960         1,967

Dividends, interest and other receivable          -       1,763     6,064         7    12,974       789       157,752       179,349

     Net assets available for plan benefits $     -    $769,894  $277,519  $296,613  $435,355  $190,883   $19,632,161   $21,602,425


    The accompanying notes are an integral part of these financial statements.


                                                             CP NATIONAL CORPORATION
                                                          INCENTIVE THRIFT SAVINGS PLAN

                                              STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR PLAN BENEFITS
                                                       For the year ended December 31, 1994


                                                                        F E D E R A T E D
                                                                      STOCK &                                ALLTEL
                                                 AGM      GROWTH       BOND       STOCK         GIC          STOCK         TOTAL
ADDITIONS

    Investment income:
        Dividends                            $  27,570  $   3,091   $  11,300   $   7,302   $  14,183   $    569,055  $    632,501

        Interest & other income                     47      8,835          36      10,979          28            721        20,646

            Total investment income             27,617     11,926      11,336      18,281      14,211        569,776       653,147

    Net loss realized on disposition
        of investments                             -       (3,442)     (2,496)       (849)        -          (55,705)      (62,492)

    Net unrealized appreciation
        (depreciation)in the fair
        value of investments                       -      (46,640)    (14,503)    (20,523)        -          494,774       413,108

    Transfers, net                               2,139     46,993      (3,530)      6,328     150,743       (202,673)          -

            Total additions                     29,756      8,837      (9,193)      3,237     164,954        806,172     1,003,763


DEDUCTIONS
    Distributions and withdrawals               56,783     16,186       2,674      26,844      27,045      1,477,903     1,607,435

    Transfer of funds due to plan
        merger (Note 1)                        742,867    270,170     284,746     411,748     328,792     18,960,430    20,998,753

            Total deductions                   799,650    286,356     287,420     438,592     355,837     20,438,333    22,606,188


NET ASSETS
    Decrease for the year                     (769,894)  (277,519)   (296,613)   (435,355)   (190,883)   (19,632,161)  (21,602,425)
    Balance, January 1                         769,894    277,519     296,613     435,355     190,883     19,632,161    21,602,425

    Balance, December 31                    $      -    $     -     $     -     $     -     $     -     $        -    $        -



   The accompanying notes are an integral part of these financial statements.


                                                            CP NATIONAL CORPORATION
                                                        INCENTIVE THRIFT SAVINGS PLAN

                                            STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR PLAN BENEFITS
                                                     For the year ended December 31, 1993

                                                                             F E D E R A T E D
                               COMMON      SHORT-                                   STOCK &                      ALLTEL
                               STOCK       TERM       EQUITY       AGM     GROWTH    BOND     STOCK     GIC      STOCK      TOTAL
ADDITIONS

 Investment income:
  Dividends               $        -    $       -  $        -   $ 22,778 $  2,360 $  8,516 $  5,731 $  9,753 $   571,532 $   620,670

  Interest & other income          -            -           -         74       46      341       63       25       7,779       8,328

    Total investment income        -            -           -     22,852    2,406    8,857    5,794    9,778     579,311     628,998

 Net gain realized on
  disposition of investments       -            -           -        -      5,180    3,859   14,487      -         8,119      31,645

 Net unrealized appreciation
  (depreciation)in the fair
  value of investments             -            -           -        -    (28,879)  61,735   28,288      -     3,737,220   3,798,364

 Proceeds from investment
  liquidation                      -            -           -    970,004  321,238  218,126  406,958  194,820  17,413,650  19,524,796

 Transfers, net                    -            -           -     (1,196)    (386)   9,327       24   (9,287)      1,518         -

    Total additions                -            -           -    991,660  299,559  301,904  455,551  195,311  21,739,818  23,983,803


DEDUCTIONS
 Distributions and
  withdrawls                       -            -           -    221,766   22,040    5,291   20,196    4,428   2,107,657   2,381,378

 Liquidation of funds       17,195,747    1,026,101   1,302,948      -        -        -        -        -           -    19,524,796

    Total deductions        17,195,747    1,026,101   1,302,948  221,766   22,040    5,291   20,196    4,428   2,107,657  21,906,174


NET ASSETS
 Increase (decrease)
  for the year             (17,195,747)  (1,026,101) (1,302,948) 769,894  277,519  296,613  435,355  190,883  19,632,161   2,077,629
 Balance, January 1         17,195,747    1,026,101   1,302,948      -        -        -        -        -           -    19,524,796

 Balance, December 31     $        -    $       -   $       -   $769,894 $277,519 $296,613 $435,355 $190,883 $19,632,161 $21,602,425


                    The accompanying notes are an integral part of these financial statements.

                                                                        4

                       CP NATIONAL CORPORATION
                    INCENTIVE THRIFT SAVINGS PLAN

                    NOTES TO FINANCIAL STATEMENTS
                      DECEMBER 31, 1994 AND 1993


1. PLAN MERGER

   Effective December 31, 1994, the CP National Corporation Incentive Thrift Savings Plan (the "Plan") was merged with and into the ALLTEL Corporation Thrift Plan (the "ALLTEL Plan"). As a result, Plan assets of $20,998,753 were transferred to the ALLTEL Plan as of that date. Effective with this merger, the general provisions of the ALLTEL Plan will govern with respect to the interests of the Plan participants, to the extent not inconsistent with any provision of the Plan that may not be eliminated under Section 411(d)(6) of the Internal Revenue Code. Prior to the merger, the Plan benefits were as stated in Note 2.

2. PLAN DESCRIPTION

   General

   The Plan is a defined contribution plan administered by the ALLTEL Corporation Pension and Benefits Committee (the "Administrative Committee"). CP National Corporation (the "Company") is a wholly-owned subsidiary of ALLTEL Corporation. The Plan, which is a voluntary savings program established for the benefit of eligible employees of the Company and its participating subsidiaries, became effective on January 1, 1983. NationsBank of Texas, N.A. became the trustee of the Plan beginning January 1, 1993.

   Eligibility

   Only the eligible employees of Ocean Technology, Inc. ("OTI"), a wholly-owned subsidiary of the Company, became or continued as active participants under the Plan until July 31, 1992, when contributions ceased in connection with the sale of substantially all of the assets of OTI. As of August 1, 1992, all active participation in the Plan ceased.

   Vesting

   In connection with the sale of assets of OTI, pursuant to the provisions of the Plan, the Administrative Committee adopted a schedule to the Plan which provided that all accounts under the Plan (including any Suspense Account maintained under Section 9.3 of the Plan not earlier forfeited) be 100% vested and nonforfeitable.

   As of December 31, 1994, 210 participants, which are no longer employees of the Company, had account balances totaling approximately $7,671,957 which were 100% vested.

   Contributions

   Beginning August 1, 1992, with the cessation of active participation of OTI employees, no more contributions, employee or employer, are being made to the Plan.

   Up to July 31, 1992, eligible employees were allowed to contribute up to 16% of their base earnings to the Plan each year. Participants were also allowed to contribute up to 10% of their base earnings or $8,728, whichever is less, on a tax-deferred basis. In order to participate, it was required that at least 1% of the employee's contribution be contributed on a tax-deferred basis. Participants were also allowed to contribute up to 10% of their base earnings on an after-tax basis; however, the combination of the two was limited to 16% of the participants' base earnings.

   Until July 31, 1992, the Company contributed to the participants' Plan accounts, amounts equal to 50% of the portion of the tax-deferred contribution that did not exceed 6% of the participants' base earnings.

   Benefit Payments

   Participants or their estate, as applicable, are entitled to receive the vested balance of their Plan account (1) when they retire at age 55 or later, with ten or more years of service, or (2) when they retire at age 65 or later, or (3) if they become permanently disabled, or (4) upon death, or (5) upon separation from service with the Company or any of its affiliates. Participants may withdraw funds, with the approval of the Plan's Administrative Committee, from their account balance to satisfy their heavy and immediate financial need.


3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   The financial statements have been prepared on the accrual basis of accounting.

   Investments are stated at fair value based on quoted market values.

   Realized and unrealized appreciation/depreciation of Plan assets is based on the difference between the value of the assets at the beginning of the year (revalued cost) or at the time of purchase during the year and the selling price (realized) or the fair value of the assets at year end (unrealized).

   Distributions are valued as of the last business day of the calendar quarter or month, as applicable, preceding the distribution, based on the fair value as of such date.

4. INVESTMENTS

   Effective January 1, 1993, Federated Securities Corporation became the investment manager of the Plan assets. Accordingly, all investment holdings in the State Street Bank and Trust Company Short-Term Investment Fund, the Equity Fund and the Common Stock Fund were liquidated as of that date. Plan participants could then elect to re-invest their holdings in any of the following six funds: Federated Money Market Fund - Automated Government Money Trust, Federated Growth Trust, Federated Stock & Bond Fund, Inc., Federated Stock Trust, Federated Capital Preservation Fund - FKA Federated GIC, and the ALLTEL Corporation Common Stock Fund. If no investment election was made by the participant, then his/her holdings were re-invested in the following manner: all non-Common Stock Fund holdings were invested in the Federated Money Market Fund - Automated Government Money Trust and all Common Stock Fund holdings were invested in the ALLTEL Corporation Common Stock Fund. All of the investment funds managed by Federated Securities Corporation are no-load mutual funds. A description of each of the investment funds is as follows:

          Federated Money Market Fund - Automated Government Money Trust ("AGM"). Contributions to this fund are principally invested in short-term United States Treasury obligations.

          Federated Growth Trust ("GROWTH"). Contributions to this fund are invested primarily in equity securities of companies with prospects for above-average growth in earnings and dividends or of companies where significant fundamental changes are taking place.

          Federated Stock & Bond Fund, Inc. ("STOCK AND BOND").
     Contributions to this fund are invested in Class A shares representing interests in an open-end, diversified management investment company known as Stock and Bond Fund, Inc.

          Federated Stock Trust ("STOCK"). Contributions to this fund are principally invested in common stocks of high quality companies.

          Federated Capital Preservation Fund - FKA Federated GIC ("GIC"). Contributions to this fund are invested primarily in guaranteed investment contracts.

          ALLTEL Corporation Common Stock Fund ("ALLTEL STOCK"). Contributions to this fund are used to purchase shares of ALLTEL Corporation common stock in the open market.

          Appropriate adjustments were made to participants' Plan accounts for any stock dividends, stock splits, subdivision, reclassification or combination of shares.

     In 1992, Plan participants could elect to invest their contributions in any of the following funds:

          The Common Stock Fund ("COMMON STOCK"). Contributions to this fund were used to purchase shares of ALLTEL Corporation common stock in the open market. Appropriate adjustments were made to participants' Plan accounts for any stock dividends, stock splits, subdivision, reclassification or combination of shares.

          The Short-Term Investment Fund ("SHORT-TERM"). Contributions to this fund were invested in units of the Short- Term Investment Fund ("STIF") managed by State Street Bank and Trust Company (the "Bank") as the investment manager. STIF's assets were invested in short-term obligations such as government bonds and certificates of deposit selected by the Bank.

          The Equity Fund ("EQUITY"). Contributions to this fund were principally invested in the Evergreen Total Return Fund, a no-load mutual fund.

5. ADMINISTRATIVE FEES

   Administrative, audit, legal, trustee and other expenses related to the Plan's operation are generally paid by the Company. At the option of the Administrative Committee, the Plan may pay certain fees and expenses. The Company paid all administrative fees in 1994 and 1993.

6. INCOME TAXES

   The Plan has received a favorable determination letter from the Internal Revenue Service (the "IRS") dated December 27, 1985, which states that the Plan is "qualified" for the purposes of Section 401 of the Internal Revenue Code. Amendments to the Plan agreement had not been previously filed with the IRS. The Plan, inclusive of all amendments, was submitted to the IRS on December 31, 1994 for a favorable determination letter. It is the opinion of the Administrative Committee that a favorable determination letter will be received.

7. PLAN AMENDMENTS

   During 1994, the following amendments to the January 1, 1987 Restatement Plan agreement were adopted:

   Amendment No. 8 - Amended the Plan by allowing participants to reallocate a portion of his/her account balances previously invested in the ALLTEL Corporation Common Stock Fund to any of the other investment funds holding Plan assets, subject to certain conditions and limitations as specified by the Administrative Committee.

   Amendment No. 9 - Amended the Plan by limiting the amount of base earnings that were eligible for contribution to the Plan prior to the cessation of all Plan contributions, allowing participants to have distributions paid directly into another eligible retirement plan as a direct rollover, and providing for the merger of the Plan into the ALLTEL Plan.

                                                                SCHEDULE I

                            CP NATIONAL CORPORATION
                         INCENTIVE THRIFT SAVINGS PLAN


                      SCHEDULE OF REPORTABLE TRANSACTIONS

                      for the year ended December 31, 1994


                         Purchases                          Sales
Description of  Number of                Number of   Sales  Cost of    Net
   Assets      Transactions Purchases  Transactions  Price  Assets  Gain/(Loss)


                                     -NONE-

                                       51